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                                                                   Exhibit 10.44


Corporate Express Delivery Systems                        (Corporate Express(R))

11 Greenway Plaza, Suite 250
Houston, TX 77046-1102
713 867-5070
713 867-5004 Fax


October 19, 1998

Victor A. Serri
XXXXXXXX
XXXXXXXX

Dear Victor,

Thank you for visiting with us at Corporate Express Delivery Systems. We are very impressed with your background and qualifications. I am pleased to offer you the following position of employment.

POSITION:                  Sr. Vice President Operations

REPORTS TO:                Clarence "Gabe" Gabriel

LOCATION:                  Corporate Office, Houston, TX

SALARY: Base salary of $7,500.00 will be payable bi-weekly, over 26 periods, which if annualized equals $195,000.00.

MANAGEMENT
INCENTIVE PLAN:            30% Bonus eligible plan based on (1) CEDS exceeding
                           earnings plan, (2) achieving revenue growth as designated by management, and (3) meeting other discretionary goals. This bonus is subject to amendment or cancellation at any time at the sole discretion of management.

STOCK OPTIONS:             You will be eligible to receive 70,000 stock options
                           subject to approval by the Board of Directors and execution of a non-complete agreement. The option price will be the fair market value of the Company's common stock on the date of the Board of Directors approval of the grant.

SIGN-ON BONUS:             As an incentive to join Corporate Express, you will
                           receive $25,000 minus applicable taxes, payable within the first 30 days of employment and $50,000 minus applicable taxes, payable in February 1999.
                           This bonus will be reimbursed to Corporate Express, on a pro-rated basis, if you voluntarily terminate employment with Corporate Express Delivery Systems, within one year of your date of hire.

BENEFITS:                  Please see the attached benefits summary.

SALARY
CONTINUATIONS:             If you are terminated without cause, you will be
                           eligible for twelve months salary continuance.
                           Termination without cause is defined as any termination other than for: a) willful and continued failure by the employee to substantially perform or gross negligence in the performance of their duties,
                           b) the commission by the employee of a willful act of dishonesty or misconduct which is demonstrably injurious to the company, c) a conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony, d) the commission by the employee of repeated acts of

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                           alcohol abuse which are demonstrably injurious to the
                           company or knowing use of any illegal substance.

I am confident you will be a valuable addition to Corporate Express Delivery Systems and that you will be a great fit with the outstanding team we are building. Please call me at 713-867-2990 or Lonnie Bane at 713-867-5033, to discuss the offer. Additionally, if you are in agreement with the terms of this offer, please return one signed original in the envelope provided. I look forward to the opportunity of working with you.

Sincerely,



Clarence "Gabe" Gabriel

Cc:  Lonnie D. Bane

I accept the terms and conditions set forth in this letter dated October 19, 1998.


/s/ Victor A. Serri                                       October 24, 1998
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Victor A. Serri                                           Date